Exhibit 10.2

Vantage Drilling Company c/o P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Borrower”)	F3 Capital c/o Campbell Corporate Services Limited Scotia Centre P.O. Box 268 Grand Cayman KY1-1104 Cayman Islands (“Lender”)

Date:                          , 2010

Dear Sirs:

1. Pursuant to the terms of the sale and purchase agreement between the Lender and the Borrower of even date hereto (the “SPA”) in respect of the sale of 5,500 shares with a par value of US$1.00 each (the “Sale Shares”) in the capital of Mandarin Drilling Corporation (the “Sale and Purchase Agreement”), the Lender agreed to accept this Loan Note as part of the consideration for the Sale Shares.

2. Subject to and conditional upon the Closing of the Sale and Purchase Agreement in accordance with its terms, the Lender has agreed to grant to the Borrower a loan in the principal sum of sixty million US Dollars (US$60,000,000) (as such amount may be adjusted pursuant to Section 16 hereof, the “Loan”) on the terms and conditions of this letter (the “Loan Note”). The Loan will be deemed to have been advanced immediately on Closing of the Sale and Purchase Agreement in accordance with its terms. For the purposes of this Loan Note, the term “business day” shall mean any day (other than a Saturday, Sunday or national or state holiday) when banks are open in London, UK and Houston, Texas for the transaction of ordinary banking business.

3. Unless the Lender has converted the Loan in accordance with paragraph 8, or unless the Borrower has forced the Lender to convert the Loan in accordance with this paragraph 3, the Borrower will repay the Loan together with accrued interest in cash on [90 months from date of Loan Note], 2017 (the “Repayment Date”). The Borrower may repay the Loan or any part of it early, if so agreed by Lender and subject to the immediately following sentence, but may not re-borrow any amount so repaid. If the Lender has not converted the Loan on or before the Repayment Date and provided that the Ordinary Shares (as hereinafter defined) are registered under the Securities Act of 1933, as amended, pursuant to a registration effected under the Registration Rights Agreement (as hereinafter defined), then the Borrower may repay the Loan plus the amount of the accrued interest through the date of conversion (the “Loan Amount”) by requiring the Lender to convert all of the Loan Amount into such number of ordinary shares, par value $.001 per share, of the Borrower (“Ordinary Shares”) as is equal to the Loan Amount divided by $             (as adjusted subsequently from time to time pursuant to Section 13 hereof, the “Conversion Price”) [the per share price at which Ordinary Shares are issued by the Borrower subsequent to the date of the SPA pursuant to the earlier to occur of (A) the effectiveness of a registration statement for such Ordinary Shares filed with the Securities and Exchange Commission and (B) the closing of a private securities offering for such Ordinary Shares, in either case as contemplated by the SPA]; provided, that such issuance of Ordinary Shares may only be completed following the receipt of the Shareholder Approvals. The Borrower has reserved out of its authorized but unissued Ordinary Shares sufficient Ordinary Shares to provide for the conversion of this Loan Note from time to time as such Loan Note is presented for conversion.

4. The principal amount of the Loan outstanding from time to time will bear interest at the rate of five per cent (5%) per annum accruing and compounding daily. If the Loan is not repaid in full in cash prior to or on the earlier of the Repayment Date or on the date when the Loan is declared to be due and payable pursuant to paragraph 14, the Loan shall thereafter bear interest at the rate of ten per cent (10%) per annum accruing and compounding daily or if an Approval Default (as hereinafter defined) shall have occurred, the Loan shall thereafter bear interest as determined pursuant to Section 16 hereof (as applicable, the “Default Rate”) until the date paid or converted in accordance with paragraph 8 or paragraph 9.

5. All New Shares (as hereinafter defined) issued in connection herewith shall be, upon issuance, listed on the NYSE Amex Equities or such other national or regional securities exchange or association or automated quotation system upon which the Ordinary Shares are listed (the “Exchange”).

6. The Borrower will make all payments due under or in respect of the Loan on the Repayment Date in US dollars to the Lender to such account as the Lender will instruct the Borrower in writing. If any payment becomes due on a day which is not a business day, the due date of such payment will be extended to the next business day. The Borrower will make all payments under or in respect of the Loan without set-off (other than as set forth herein and in the Sale and Purchase Agreement) or counterclaim and free and clear of any withholding or deduction for or on account of tax, except as may be required by law.

7. If any deduction or withholding from any payment is required by law, then the Borrower shall pay to the Lender additional amounts as shall be required to ensure that the Lender receives the amount it would have received had such withholding or deduction not been made.

8. Following the earliest to occur of (i) an unaffiliated third party makes a public announcement that it intends to cause the Borrower, or the Borrower enters into an agreement, to effect a Change of Control (as hereinafter defined), (ii) Daewoo Shipbuilding and Marine Engineering Co. Ltd. (the “Builder”) delivers the Platinum Explorer (as hereinafter defined) to Mandarin Drilling Corporation (“Mandarin”), as evidenced by delivery of a Certificate of Acceptance, (iii) Builder is paid in full for all sums due to it for the Platinum Explorer under the contract dated September 13, 2007, as amended and supplemented from time to time, between Mandarin and the Builder, (iv) all guarantees of Lender or any of its affiliates in favor of Builder with respect to the Platinum Explorer are extinguished or replaced and (v) November 10, 2010, the Lender may elect thereafter to convert the Loan Amount into fully paid Ordinary Shares (which shares are available for registration pursuant to Section 11) at the Conversion Price; provided, that Lender shall only be permitted to effect such conversion into Ordinary Shares following the receipt of the Shareholder Approvals. If at any time up to and including the Repayment Date the Ordinary Shares of the Borrower trade on the Exchange at a price of US$3.20 or more for a period of 10 consecutive trading days of the Exchange, the Borrower may elect to require the Lender to convert all of the Loan Amount into fully paid Ordinary Shares at the Conversion Price.

9. In order to exercise its rights of conversion as set out in paragraph 8, the Lender shall serve a written notice on the Borrower (the “Conversion Notice”) stating that it wishes to convert the Loan Amount into such number of Ordinary Shares as is equal to the quotient obtained by dividing the Loan Amount by the Conversion Price (the “New Shares”). If at the time the Lender serves a Conversion Notice on the Borrower there are any outstanding payments (“Outstanding Payments”) more than 60 days past due to either (a) Vantage Deepwater Company pursuant to the Management Agreement dated 19 December 2008 (the “Management Agreement”) between Mandarin and Vantage Deepwater Company in respect of the ultra deepwater drillship known as “Platinum Explorer” with the builder’s hull number 3601 (the “Platinum Explorer”); or (b) Vantage International Management Company pursuant to the Amended and Restated Agreement to Perform Construction Management Services that amended and restated the Agreement to perform Construction Management Services dated 19 December 2008, between Mandarin and Vantage International Management Company (the “Construction Management Agreement”), the Loan Amount shall be reduced by a sum equal to the aggregate of all Outstanding Payments and the parties to the Management Agreement and the Construction Management Agreement, by signing this Loan Note, agree that reducing the Loan Amount by such sum shall be good discharge for any Outstanding Payments.

10. In order to exercise its rights under paragraph 3, the Borrower shall serve a written notice on the Lender (the “Compulsory Conversion Notice”) stating that the Lender is required to convert the Loan Amount into such number of Ordinary Shares as is equal to the Loan Amount divided by the Conversion Price. If at the time the Borrower serves a Compulsory Conversion Notice on the Lender there are any Outstanding Payments under the terms of the Management Agreement or the Construction Management Agreement, the Loan Amount shall be reduced by a sum equal to the Outstanding Payments and the parties to the Management Agreement and the Construction Management Agreement, by signing this Loan Note, agree that reducing the Loan Amount by such sum shall be good discharge for any Outstanding Payments.

11. The Borrower has executed and delivered to Lender a Registration Rights Agreement as attached hereto as Exhibit A (the “Registration Rights Agreement”).

12. For the purposes of this Loan Note, the following terms shall have the following meanings:

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Borrower and one by the Lender, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) business days after the Appraisal Procedure is invoked. If within thirty (30) business days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) business days thereafter by the mutual consent of such first two appraisers. The third appraiser so appointed shall review the work of the other two appraisers and, within fifteen (15) business days of such third appraiser’s appointment, shall determine which one of the two appraisals most closely represents the amount in question. Either the consensus of the first two appraisers or the determination of the third appraiser, as appropriate, shall be binding and conclusive upon the Borrower and the Lender. The costs of conducting any Appraisal Procedure shall be borne by the Borrower.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Borrower’s shareholders.

“Change of Control” means the direct or indirect sale, lease, transfer, conveyance or other disposition (including, without limitation, any merger or consolidation), in one or a series of related transactions, of all or substantially all of the outstanding capital stock, properties or assets of the Borrower.

“Excluded Stock” means Ordinary Shares issued (A) pursuant to the exercise or conversion of any options, warrants, convertible securities or other securities issued and outstanding on the date hereof, or (B) to any employee, director, officer or consultant of the Borrower pursuant to an approval of the Board of Directors of the Borrower or pursuant to any plan approved by the Board of Directors of the Borrower.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors of the Borrower, acting in good faith. If the Lender objects in writing to the Board of Directors’ calculation of fair market value within ten (10) business days of receipt of written notice thereof and the Lender and the Borrower are unable to agree on fair market value during the ten (10) business day period following the delivery of the Lender’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the thirtieth (30th) day after delivery of the Lender’s objection.

“Market Price” means, with respect to a particular security, on any given day, (a) if the security is listed on a national securities exchange, the last sale price, regular way, of such security on such date or, in case no such sale takes place on such day, the average of the last closing bid and ask prices, regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading; or (b) if not listed or admitted to trading on any national securities exchange, or if designated as a national market system security, the last trading price of the security on such date; or (c) if there shall have been no trading on such date or if the security is not so designated, the average of the reported closing bid and asked price of security, on such date as shown by the Exchange and reported by any member firm of the Exchange selected by the Issuer; or (d) if none of the above is applicable, a market price per share determined in good faith by the Board of Directors of the Borrower, which shall be deemed to be “Market Price” unless the Lender requests that the Borrower obtain an opinion of a nationally recognized investment banking firm chosen by the Borrower (who shall bear the expense) and reasonably acceptable to the Lender, in which event the Market Price shall be as determined by such investment banking firm.

“Pro-Rata Repurchase” means any purchase of Ordinary Shares by the Borrower pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the United States Securities Exchange Act of 1934 or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Ordinary Shares, in the case of both (A) or (B), whether for cash, Ordinary Shares, other securities of the Borrower, evidences of indebtedness of the Borrower or any other person or any other property, or any combination thereof, effected while this Loan Note is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Borrower under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Shareholder Approvals” means only those shareholder approvals necessary to (A) approve the conversion of this Loan Note into Ordinary Shares for purposes of Section 312.03 of the NYSE Amex Company Guide or (B) increase the number of authorized Ordinary Shares to the extent necessary to permit the conversion of this Loan Note into Ordinary Shares.

“Trading Day” means (A) if the Ordinary Shares are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the Ordinary Shares are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the Ordinary Shares (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Ordinary Shares.

13. The Conversion Price and the number of New Shares issuable upon conversion of this Loan Note shall be subject to adjustment from time to time as follows:

(a)

Stock Splits, Subdivisions, Reclassifications or Combinations. If the Borrower shall (i) declare and pay a dividend or make a distribution on the Ordinary Shares in Ordinary Shares, (ii) subdivide or reclassify the outstanding Ordinary Shares into a greater number of Ordinary Shares, or (iii) combine or reclassify the outstanding Ordinary Shares into a smaller number of Ordinary Shares, the number of New Shares issuable upon conversion of this Loan Note at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Lender after such date shall be entitled to acquire upon conversion the number of Ordinary Shares which the Lender would have owned or been entitled to receive in respect of the Ordinary Shares subject to this Loan Note after such date had this Loan Note been converted immediately prior to such date. In such event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the Loan Amount by (y) the new number of New Shares issuable upon conversion of this Loan Note determined pursuant to the immediately preceding sentence.

(b)	Certain Issuances of New Shares or Convertible Securities. If, at any time following the date of the SPA, the Borrower shall issue Ordinary Shares (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for Ordinary Shares) (collectively, “convertible securities”) (other than Excluded Stock or in connection with a transaction to which subsection (a) of this paragraph 12 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than the Conversion Price then, in such event:

(1)

the number of New Shares issuable upon the exercise of this Loan Note immediately prior to the date of the agreement on pricing of such Ordinary Shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (i) the numerator of which shall be the sum of (x) the number of Ordinary Shares of the Borrower outstanding on such date and (y) the number of additional Ordinary Shares issued (or into which convertible securities may be exercised or convert) and (ii) the denominator of which shall be the sum of (I) the number of Ordinary Shares outstanding on such date and (II) the number of Ordinary Shares which the aggregate consideration receivable by the Borrower for the total number of Ordinary Shares so issued (or into which convertible securities may be exercised or convert) would purchase at the Conversion Price; and

(2)

the Conversion Price payable upon conversion of this Loan Note shall be adjusted by multiplying such Conversion Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of Ordinary Shares issuable upon conversion of this Loan Note prior to such date and the denominator of which shall be the number of Ordinary Shares issuable upon conversion of this Loan Note immediately after the adjustment described in clause (1) above.

For purposes of the foregoing, the aggregate consideration receivable by the Borrower in connection with the issuance of such Ordinary Shares or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Ordinary Shares. Any adjustment made pursuant to this Paragraph 12(b) shall become effective immediately upon the date of such issuance. For purposes of the foregoing, the consideration per share and the Conversion Price per share shall be calculated before deduction of any expenses payable to third parties.

(c)

Other Distributions. In case the Borrower shall fix a record date for the making of a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends on the Ordinary Shares and other dividends or distributions referred to in paragraph 13(a)) to holders of Ordinary Shares, in each such case, the Conversion Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Conversion Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Ordinary Shares on the last Trading Day preceding the first date on which the Ordinary Shares trade regularly on the Exchange, without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Ordinary Share (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of New Shares issuable upon conversion of this Loan Note shall be increased to the number obtained by dividing the Loan Amount by the new Conversion Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Conversion Price and the number of New Shares issuable upon conversion of this Loan Note then in effect shall be readjusted, effective as of the date when the Board of Directors of the Borrower determines not to distribute such Shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Conversion Price that would then be in effect and the number of Shares that would then be issuable upon conversion of this Loan Note if such record date had not been fixed.

(d)

Certain Repurchases of Shares. In case the Borrower effects a Pro Rata Repurchase of Ordinary Shares, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Ordinary Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Borrower or any of its affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Ordinary Shares outstanding immediately prior to such Pro Rata Repurchase, minus the number of Ordinary Shares so repurchased and (ii) the Market Price per Share on the Trading Day immediately preceding the first public announcement by the Borrower or any of its affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of New Shares issuable upon the conversion of this Loan Note shall be adjusted to the number obtained by dividing the Loan Amount by the new Conversion Price determined in accordance with the immediately preceding sentence.

(e)

Business Combinations. In case of any Business Combination or reclassification of Ordinary Share (other than a reclassification of Ordinary Shares referred to in paragraph 13(a) above), the Lender’s right to receive Ordinary Shares upon conversion of this Loan Note shall be converted into the right to receive, upon conversion of this Loan Note, the number of shares of stock or other securities or property (including cash), which a holder of the New Shares issuable (at the time of such Business Combination or reclassification) upon conversion of this Loan Note immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Lender shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Lender’s right to convert this Loan Note in exchange for any shares of stock or other securities or property pursuant to this paragraph 13(b). In determining the kind and amount of stock, securities or the property receivable upon conversion of this Loan Note following the consummation of such Business Combination, if the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Lender shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon conversion of this Loan Note with respect to the number of shares of stock or other securities or property which the Lender will receive upon conversion of this Loan Note.

(f)

Rounding of Calculations; Minimum Adjustments. All calculations under this paragraph 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 13 to the contrary notwithstanding, no adjustment in the Conversion Price or the number of Ordinary Shares into which this Loan Note is convertible shall be made if the amount of such adjustment would be less than one cent ($0.01) or one-tenth (1/10th) of an Ordinary Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or 1/10th of an Ordinary Share, or more.

(g)

Timing of Issuance of Additional New Shares Upon Certain Adjustments. In any case in which the provisions of this paragraph 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Borrower may defer until the occurrence of such event (i) issuing to the Lender of this Loan Note with respect to the portion so converted after such record date and before the occurrence of such event, the additional New Shares issuable upon such conversion by reason of the adjustment required by such event over and above the New Shares issuable upon such conversion before giving effect to such adjustment and (ii) paying to the Lender any amount of cash in lieu of a fractional Ordinary Share; provided that the Borrower upon request shall deliver to the Lender a due bill or other appropriate instrument evidencing the Lender’s right to receive such additional Shares, and such cash, upon the occurrence of the event requiring such adjustment.

(h)

Other Events. If any event occurs as to which the provisions of this paragraph 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Borrower, fairly and adequately protect the conversion rights of this Loan Note in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Borrower shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors of the Borrower, to protect such conversion rights as aforesaid.

(i)

Statement Regarding Adjustments. Whenever the Conversion Price, the number of New Shares into which this Loan Note is convertible or the Loan Amount shall be adjusted as provided in this paragraph 13, the Borrower shall forthwith file at the principal office of the Borrower a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect and the number of New Shares into which this Loan Note shall be convertible after such adjustment, and the Borrower shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Lender at the address appearing in the Borrower’s records.

(j)

Notice of Adjustment Event. In the event that the Borrower shall propose to take any action of the type described in this paragraph 13 (but only if the action of the type described in this paragraph 13 would result in an adjustment in the Conversion Price or the number of New Shares into which this Loan Note is convertible or a change in the type of securities or property to be delivered upon conversion of this Loan Note), the Borrower shall give notice to the Lender, in the manner set forth in this paragraph 13, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of this Loan Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) business days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) business days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(k)

Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this paragraph 13, the Borrower shall agree to take any action which may be necessary, including obtaining regulatory, Exchange or Shareholder Approvals or exemptions, in order that the Borrower may thereafter validly and legally issue as fully paid and nonassessable all New Shares that the Lender is entitled to receive upon conversion of this Loan Note pursuant to this paragraph 13.

(l)

Adjustment Rules. Any adjustments pursuant to this paragraph 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Conversion Price made hereunder would reduce the Conversion Price to an amount below the par value of the Ordinary Shares, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Ordinary Shares; provided that the par value of the Ordinary Shares shall not increase while this Loan Note is outstanding.

14. (a) Transfer Notice. If, at any time while this Loan Note is outstanding and unpaid, the Borrower proposes to sell, transfer or otherwise dispose of any Ordinary Shares (or any securities convertible into or exchangeable for Ordinary Shares) in any manner to one or more parties (a “Transfer”), other than a Transfer to employees, officers or directors of the Borrower or its subsidiaries pursuant to an employee benefit plan approved by the Borrower’s board of directors, at a price per Ordinary Share less than the then Conversion Price, then the Borrower shall give the Lender written notice of Borrower’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the securities to be Transferred (the “Offered Securities”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Borrower intends to make a bona fide offer to the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Lender’s Option. The Lender shall have an option (the “Lender’s Option”) for a period of ten (10) days from receipt of a Transfer Notice (the “Lender Notice Period”) to elect to purchase all or any portion of its pro rata portion (based on the number of Ordinary Shares owned by the Lender (including those on an “as converted” basis) of the outstanding Ordinary Shares of the Borrower on a fully-diluted basis) of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Lender may exercise the Lender’s Option and, thereby, purchase all or any portion of such pro rata portion of the Offered Securities by notifying the Borrower in writing before expiration of the Lender Notice Period as to the amount of such Offered Securities that it wishes to purchase by payment in cash on the same terms as the Offered Securities. The Lender’s Option shall be extinguished with respect to any offering of Offered Securities if Lender fails to respond in writing prior to the expiration of the Lender Notice Period.

15. Notwithstanding the above provisions of this Loan Note, the Loan and all interest on it will become due and payable by the Borrower immediately on demand by the Lender if

(a) the Borrower fails to pay any sum under this Loan Note when due or the Borrower is in breach of any other provision of this Loan Note, and 15 days expire after written notice of such failure or breach is delivered by Lender to Borrower, and such failure or breach remains uncured;

(b) an administration order for bankruptcy is made in relation to the Borrower or a receiver or manager or administrative receiver is appointed of the Borrower or any of the Borrower’s assets or the Borrower enters into liquidation or such analogous proceedings as are applicable in the Cayman Islands;

(c) any petition in bankruptcy, or for receivership, is presented;

(d) the Borrower ceases to carry on business; or

(e) (i) the Borrower shall fail to pay any principal or interest on its indebtedness for borrowed money which is outstanding in a principal amount exceeding $5,000,000 when the same becomes due and payable or (ii) any other event shall occur or condition shall exist under any agreement relating to indebtedness for borrowed money of the Borrower in excess of $5,000,000 if the effect of such condition or event would be to accelerate, or permit the acceleration of, the maturity of such indebtedness.

In the event such demand is made, the Loan and the Loan Note shall thereafter bear interest at the Default Rate until such Loan and this Loan Note is repaid in full.

16. The Borrower shall use all commercially reasonable efforts to obtain the Shareholder Approvals as soon as practicable following the issuance of the Loan Note. Such efforts shall include, but shall not be limited to, promptly notifying the Exchange of the record date and meeting date for a meeting of the shareholders, filing a preliminary proxy statement with the Securities and Exchange Commission which is in compliance with applicable rules and regulations of the Securities and Exchange Commission, obtaining all necessary approvals under the laws of the Cayman Islands, and ensuring that the directors of the Borrower endorse the approval of the Shareholder Approvals. If:

(a) a record date for a meeting of shareholders of the Borrower for the purpose of obtaining the Shareholder Approvals shall not have occurred by ten days following the date of this Loan Note;

(b) the Borrower shall fail, within fifteen days following the date of this Loan Note, to have filed a preliminary proxy statement with the Securities and Exchange Commission for the purpose of obtaining the Shareholder Approvals, which preliminary proxy statement shall include the recommendation of the Borrower’s board of directors that the shareholders of the Borrower approve the Shareholder Approvals;

(c) the Borrower shall have failed to mail to its shareholders a definitive proxy statement for the purpose of obtaining the Shareholder Approvals by three business days following the receipt of clearance from the Securities and Exchange Commission on such definitive proxy statement;

(d) any registration statement required by the Registration Rights Agreement in a demand registration pursuant to Section 3 thereof is not filed with the Securities and Exchange Commission on or prior to the applicable filing deadlines as described therein; or

(e) any registration statement required by the Registration Rights Agreement in a demand registration pursuant to Section 3 thereof is not declared effective by the Securities and Exchange Commission on or prior to the applicable effectiveness deadlines as described therein;

(any such event in clause (a) through (e), an “Approval Default”) then (x) the Borrower shall pay to the Lender liquidated damages in the amount of (1) $5,000,000 upon the occurrence of such Approval Default, (2) if such Approval Default is then continuing, $500,000 on the three-month and six-month anniversaries of the occurrence of such Approval Default, and (3) if such Approval Default is then continuing, $1,000,000 on the nine-month anniversary and on each three-month anniversary thereafter, in each case which amounts shall be added to, and thereafter be included as, principal of this Loan Note, and (y) upon the occurrence of such Approval Default until the earlier of (1) the date the conduct required by the Approval Default is actually performed without regard to the due date specified therefor and (2) the payment in full of all amounts owing under this Loan Note, the interest rate on this Loan Note shall be increased to twelve percent (12.0%) per annum.

17. Any demand or notice in respect of this Loan Note or the Loan will be in writing and (without prejudice to any other effective means of serving it) may be served on the Borrower or the Lender, as the case may be, (a) personally or by overnight commercial courier service to the Borrower’s or the Lender’s, as applicable, registered or principal office or (b) by facsimile to the following fax number for the Borrower: (281) 404-4749, Attention: Christopher Celano, General Counsel, or the following fax number for the Lender: (345) 949-8613. Notice shall be effective, in the case of a letter, on delivery, and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

18. Time shall be of the essence in respect of the Borrower’s obligations under or in respect of this Loan, but no failure by the Lender to exercise, or delay by the Lender in exercising any right or remedy under or in respect of this facility shall operate as a waiver of it, nor shall any single, partial or defective exercise by the Lender of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

19. This Loan Note may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which will be an original but all of which together shall constitute one and the same instrument.

20. The Lender may assign any of its rights and obligations under this Loan Note to any party with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) or may assign any of its rights and obligations under this Loan Note to any of its affiliates. The Borrower may not assign any of its rights or obligations under this Loan Note to any party without the prior written consent of the Lender.

21. A person who is not a party to this Loan Note shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

22. This Loan Note is governed by English law and it is agreed that both parties shall submit to the exclusive jurisdiction of the High Court of Justice in England in relation to any claim, or dispute or difference which may arise under or in respect of this Loan Note.

Yours faithfully

BORROWER:
SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of	)	Name:
Vantage Drilling Company	)	Title:

LENDER:
SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of		Name:
F3 Capital		Title: Director

Solely for purposes of paragraphs 9 and 10 hereto:

SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of	)	Name:
Mandarin Drilling Corporation	)	Title:

SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of	)	Name:
Vantage International Management	)	Title:
Company	)

SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of	)	Name:
Valencia Drilling Corporation	)	Title:

SIGNED AND DELIVERED	)
as a Deed	)
by	)	By:
for and on behalf of	)	Name:
Vantage Deepwater Company	)	Title: